Exhibit (i)

Dechert LLP
1775 I Street, N.W.
Washington, D.C. 20006
Telephone: 202-261-3300
Facsimile: 202-261-3333

March 31, 2008

Steward Funds, Inc.
5847 San Felipe, Suite 4100
Houston, Texas 77057

Re:	Steward Funds, Inc.
Securities Act Registration No. 002-28174
Investment Company Act File No. 811-01597

Ladies and Gentlemen:

We have acted as counsel to Steward Funds, Inc., a Maryland corporation, (the "Registrant") including its series, Steward Large Cap Enhanced Index Fund, Steward Global Equity Income Fund, Steward International Enhanced Index Fund and Steward Select Bond Fund (the "Funds"), and are familiar with its registration statement (the "Registration Statement") under the Investment Company Act of 1940, as amended, and with the Registration Statement relating to its shares under the Securities Act of 1933, as amended. You have asked for our opinion regarding the issuance of shares of capital stock by the Registrant pursuant to the Post-Effective Amendment No. 87 to the Registrant's Registration Statement.

We have examined the Registrant's Articles of Incorporation and other materials relating to the authorization and issuance of capital stock of the Registrant, the Post-Effective Amendment No. 87 to the Registrant's Registration Statement to be filed on Form N-1A under the Securities Act of 1933 and the Investment Company Act of 1940, and such other documents and matters as we have deemed necessary to enable us to give this opinion. We have assumed the genuineness of all signatures, the authenticity of all documents examined by us and the correctness of all statements of fact contained in those documents.

Based upon the foregoing, we are of the opinion that the shares proposed to be sold pursuant to the Post-Effective Amendment No. 87 to the Registrant's Registration Statement, when it is made effective by the Securities and Exchange Commission, will have been validly authorized and, when sold in accordance with the terms of such Amendment and the requirements of applicable federal and state law and delivered by the Registrant against receipt of the net asset value of the shares of the Funds, as described in the Registration Statement, will have been legally and validly issued and will be fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Post-Effective Amendment No. 87 to the Registrant's Registration Statement on Form N-1A to be filed with the Securities and Exchange Commission in connection with the continuous offering of the shares of the Registrant's capital stock, as indicated above, and to references to our firm, as counsel to the Registrant, in the Registrant's prospectus and Statement of Additional Information to be dated as of the effective date of Post-Effective Amendment No. 87 to the Registrant's Registration Statement and in any revised or amended versions thereof, until such time as we revoke such consent. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act, and the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP